10f-3 REPORT

                        MUNICIPAL HIGH INCOME FUND INC.


                    January 1, 2004 through March 31, 2004

          Trade                                   Trade
Issuer    Date Selling Dealer Shares    Price     Amount    Issue
(1)
China Life Insurance     12/12/03  CS First Boston     63,700
$18.680   $1,189,916     0.09%A





(1) Represents purchases by all affiliated mutual funds and discretionary accounts; may not exceed 25% of the offering.



A-Includes purchase of $1,518,684 by other affiliated mutual funds and discretionary accounts.